EXHIBIT 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
BY AND BETWEEN
DARDEN RESTAURANTS, INC.
AND
FOUR CORNERS PROPERTY TRUST, INC.
Dated ______________, 2015

US_ACTIVE:\20914294\53\20914294_53.DOC\33682.0003     1

ARTICLE I DEFINITIONS		2
1.1	Certain Definitions	2
ARTICLE II THE REORGANIZATION		10
2.1	Transfer of Assets; Assumption of Liabilities	11
2.2	Assigned Assets	11
2.3	Assumed Liabilities	12
2.4	Transfer of Assets and Assumption of Liabilities from and after the Effective Time	12
2.5	Approvals and Notifications	13
2.6	Responsibility for Assumed Liabilities Retained by Darden	15
ARTICLE III THE DISTRIBUTION		16
3.1	Actions Prior to the Distribution	16
3.2	Conditions Precedent to the Distribution	17
3.3	The Distribution	18
ARTICLE IV ACCESS TO INFORMATION		20
4.1	Agreement for Exchange of Information	20
4.2	Ownership of Information	20
4.3	Compensation for Providing Information	20
4.4	Record Retention	20
4.5	Liability	21
4.6	Other Agreements Providing for Exchange of Information	21
4.7	Production of Witnesses; Records; Cooperation	22
4.8	Privileged Matters	22
ARTICLE V REPRESENTATIONS AND WARRANTIES OF DARDEN		24
5.1	Organization and Authority	24
5.2	Due Authorization	24
5.3	Consents and Approvals	24
5.4	No Violation	24
5.5	Litigation	24
5.6	Solvency	25
5.7	Ownership of Assigned Assets	25
5.8	No Undisclosed Liabilities; Absence of Certain Changes or Events	25
5.9	Taxes	25
5.10	Compliance With Laws	26
5.11	Licenses and Permits	26
5.12	Environmental Compliance	26
5.13	Exclusive Representations	26
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF FCPT		26
6.1	Organization and Authority	27
6.2	Due Authorization	27
6.3	Consents and Approvals	27
6.4	No Violation	27
6.5	Validity of FCPT Common Stock	27

iv

6.6	Litigation	27
6.7	Solvency	27
6.8	Limited Activities	28
6.9	Exclusive Representations	28
ARTICLE VII RELEASE AND INDEMNIFICATION		28
7.1	Release of Pre-Distribution Claims	28
7.2	General Indemnification by FCPT	30
7.3	General Indemnification by Darden	30
7.4	Disclosure Indemnification	31
7.5	Contribution	31
7.6	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	31
7.7	Procedures for Indemnification of Third Party Claims	31
7.8	Additional Matters	33
7.9	Remedies Cumulative; Limitations of Liability	35
7.10	Survival of Indemnities	36
ARTICLE VIII OTHER AGREEMENTS		36
8.1	Cooperation	36
8.2	Confidentiality	36
8.3	Insurance Matters	38
8.4	Allocation of Costs and Expenses	40
8.5	Litigation; Cooperation	40
8.6	Transaction Agreements	41
8.7	Agreements Among FCPT and its Subsidiaries	41
ARTICLE IX MISCELLANEOUS		41
9.1	No Survival of Representations and Warranties; Survival of Covenants	41
9.2	Governing Law; Jurisdiction	41
9.3	Force Majeure	41
9.4	Notices	41
9.5	Termination	42
9.6	Severability	43
9.7	Entire Agreement	43
9.8	Assignment; No Third-Party Beneficiaries	43
9.9	Public Announcements	43
9.10	Specific Performance	43
9.11	Amendment	44
9.12	Rules of Construction	44
9.13	Counterparts	44

iv

EXHIBITS
A	Form of Employee Matters Agreement
B	Form of Franchise Agreement
C	Form of Guaranty of Lease
D	Form of Leases
E	Form of Tax Matters Agreement
F	Form of Transition Services Agreement

iv

EXHIBIT 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of ______________, 2015 (this "Agreement"), is by and between Darden Restaurants, Inc., a Florida corporation ("Darden"), and Four Corners Property Trust, Inc., a Maryland corporation ("FCPT" and, together with Darden, the "Parties").
W I T N E S S E T H:
WHEREAS, the board of directors of Darden has determined that it is advisable and in the best interests of Darden and its stockholders to separate certain real estate assets (which shall be leased to Darden pursuant to the Leases (as hereinafter defined)) and the LongHorn San Antonio Business (as hereinafter defined) from Darden's business by transferring those assets to FCPT, and to distribute the equity of FCPT to Darden's stockholders through a spin-off, such that, immediately after the spin-off, FCPT would be an independent, publicly-traded company that will subsequently elect to be subject to tax as a real estate investment trust;
WHEREAS, FCPT has been incorporated solely for these purposes and has not engaged in activities except in preparation for consummation of the transactions contemplated hereby, including the Reorganization (as hereinafter defined) and the Distribution (as hereinafter defined);
WHEREAS, in furtherance of the foregoing, the board of directors of each of Darden and FCPT have approved the transfer by Darden and its Subsidiaries of cash and the Assigned Assets (as hereinafter defined) to FCPT and its Subsidiaries in actual or constructive exchange for (i) the assumption or incurrence, as applicable, by FCPT and certain of its Subsidiaries of the Assumed Liabilities (as hereinafter defined), and (ii) the issuance by FCPT to Darden and its Subsidiaries of all of the outstanding shares of the common stock, par value $0.0001 per share, of FCPT (the "FCPT Common Stock"), other than the ten (10) shares of FCPT already held by RARE Hospitality International, Inc. (a Subsidiary of Darden) on the date hereof, all as more fully described in this Agreement and the Transaction Agreements (together with the other internal reorganization steps set forth in a Plan of Reorganization (as hereinafter defined), the "Reorganization");
WHEREAS, the board of directors of Darden has determined that it is advisable and in the best interests of Darden and its stockholders, in connection with the Reorganization, to effect a distribution (the "Distribution") to the holders of the outstanding shares of common stock, without par value, of Darden (the "Darden Common Stock"), on a pro rata basis, of all of the outstanding shares of FCPT Common Stock so that, following the Distribution, Darden and FCPT will be two independent, publicly traded companies; and

WHEREAS, it is expected that the Reorganization and the Distribution will, among other benefits, (i) position both Darden and FCPT to more efficiently dedicate financial resources, access capital markets, pursue appropriate growth opportunities and execute strategic plans best suited for their respective businesses; (ii) enable the separate management teams of Darden and FCPT to devote their time and attention to the development and implementation of corporate strategies that are specifically tailored towards each entity’s respective core business; (iii) allow for valuation of FCPT’s assets, separate from Darden, within a publicly traded real estate investment trust structure (based on historical market valuation multiples, this is expected to increase the value attributed by the market to FCPT’s assets and the value of FCPT such that the aggregate value of the equity of Darden and FCPT following the Reorganization and Distribution would be greater than the equity value of Darden absent the Reorganization and Distribution); and (iv) enhance FCPT’s ability to attract and retain qualified management in furtherance of its strategic growth objectives;
WHEREAS, it is the intention of the Parties that the Reorganization and the Distribution, together with certain related transactions, qualify for tax-free treatment as a reorganization within the meaning of Sections 355, 368(a)(1)(D), and 361 of the Code;
WHEREAS, this Agreement is intended to be, and is hereby adopted as, a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and
WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Reorganization and the Distribution and the relationship between Darden and its Subsidiaries, on the one hand, and FCPT and its Subsidiaries, on the other hand.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
"Action" means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

"Affiliate" means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition and the definitions of "FCPT Group" and "Darden Group," "control" (including with correlative meanings, "controlled by" and "under common control with"), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement and the other Transaction Agreements, no member of the FCPT Group shall be deemed to be a member of, or an Affiliate of any member of, the Darden Group, and no member of the Darden Group shall be deemed to be a member of, or an Affiliate of any member of, the FCPT Group.
"Agreement" has the meaning set forth in the Preamble.
"Amended and Restated Bylaws" has the meaning set forth in Section 3.1(e).
"Approvals or Notifications" means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.
"Articles of Amendment and Restatement" has the meaning set forth in Section 3.1(e).
"Assets" means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.
"Assigned Assets" has the meaning set forth in Section 2.2(a).
"Assigned Contracts" means any contract, agreement, lease, indenture, arrangement, commitment or understanding listed or described in Section 1.1(a) of the Disclosure Letter (including any applicable licenses, leases, addenda and similar arrangements thereunder).
"Assumed Liabilities" has the meaning set forth in Section 2.3(a).
"Code" means the Internal Revenue Code of 1986, as amended.
"Darden" has the meaning set forth in the Preamble.
"Darden Business" means the business of operating restaurants and any other businesses and operations conducted prior to the Effective Time by any member of the Darden Group that are not included in the FCPT Business.

"Darden Common Stock" has the meaning set forth in the Recitals.
"Darden Confidential Information" has the meaning set forth in Section 8.2(b).
"Darden Group" means Darden, each Subsidiary of Darden and each other Person that is controlled directly or indirectly by Darden, in each case immediately after the Effective Time; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed a member of the Darden Group; and provided, further, that no member of the FCPT Group shall be deemed to be a member of the Darden Group from and after the Effective Time.
"Darden Indemnified Parties" has the meaning set forth in Section 7.2.
“Disclosure Documents” means the Registration Statement, Information Statement, Offering Memorandum and any other information statement, prospectus, offering memorandum, offering circular, periodic report, financial statement or similar disclosure document, whether or not filed with the SEC or any Governmental Authority, in each case which describes, or primarily relates to, the Transactions, and any amendment of any thereof
“Disclosure Letter” means that certain disclosure letter delivered to FCPT by Darden prior to the execution of this Agreement.
"Distribution" has the meaning set forth in the Recitals.
"Distribution Agent" means Wells Fargo Bank, N.A.
"Distribution Date" means ___________, 2015, or such other time as determined by Darden in accordance with Section 3.3(b).
"Effective Time" means the time at which the Distribution occurs on the Distribution Date.
"Employee Matters Agreement" means the Employee Matters Agreement in substantially the form attached hereto as Exhibit A, to be entered into by and among certain members of the Darden Group, on the one hand, and certain members of the FCPT Group, on the other hand, on or prior to the Distribution Date.
"Environmental Law" means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.
"Environmental Permit" means any license, certificate, permit, registration, approval, authorization or consent that is required pursuant Environmental Laws.
"Escrow Amount" has the meaning set forth in Section 7.8(f).

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.
"Excluded Assets" has the meaning set forth in Section 2.2(b).
"Excluded Liabilities" has the meaning set forth in Section 2.3(b).
"Expense Amount" has the meaning set forth in Section 7.8(f).
"Expense Amount Accountant's Letter" has the meaning set forth in Section 7.8(f).
"Expense Amount Tax Opinion" has the meaning set forth in Section 7.8(f).
"FCPT" has the meaning set forth in the Preamble.
"FCPT Business" means (i) the business of owning and leasing the Leased Property and owning and operating the FCPT Subsidiaries, provided, for the avoidance of doubt, that the FCPT Business shall not include the business of operating any restaurants or other ventures located at or on the Leased Property and (ii) the business of owning and operating the LongHorn San Antonio Business.
"FCPT Common Stock" has the meaning set forth in the Recitals.
"FCPT Confidential Information" has the meaning set forth in Section 8.2(a).
"FCPT Group" means FCPT, each Subsidiary of FCPT and each other Person that is controlled directly or indirectly by FCPT, in each case, immediately after the Effective Time; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed to be a member of the FCPT Group; and provided, further, that no member of the Darden Group shall be deemed to be a member of the  FCPT Group from and after the Effective Time.
"FCPT Indemnified Parties" has the meaning set forth in Section 7.3.
"FCPT Subsidiaries" means the entities listed in Section 1.1(b) of the Disclosure Letter, which will become Subsidiaries of FCPT in the Reorganization pursuant to the Plan of Reorganization.
"Financing Arrangements" has the meaning set forth in Section 3.2(k).
"Franchise Agreement" means the Franchise Agreement, substantially in the form attached hereto as Exhibit B, to be entered into by and among certain members of the Darden Group, on the one hand, and certain members of the FCPT Group, on the other hand, on or prior to the Distribution Date.

"Force Majeure" means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party's response thereto shall not be deemed an event of Force Majeure.
"Governmental Authority" means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
"Group" means the Darden Group or the FCPT Group, as the context requires.
"Guaranty" means each guaranty of lease, substantially in the form attached hereto as Exhibit C, to be entered into by Darden in connection with certain of the Leases on or prior to the Distribution Date.
"Hazardous Materials" means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) which could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.
"Indemnified Party" has the meaning set forth in Section 7.6(a).
"Indemnifying Party" has the meaning set forth in Section 7.6(a).
"Indemnity Payment" has the meaning set forth in Section 7.6(a).
"Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, whether or not stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
"Information Statement" means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Darden Common Stock in connection with the Distribution, including any amendments or supplements thereto.
"Insurance Proceeds" means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
"IRS" means the United States Internal Revenue Service.
"Law" means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
"Leased Property" has the meaning set forth collectively in the Leases.
"Leases" means the lease agreements, each substantially in the form attached hereto as Exhibit D, to be entered into by and among certain members of the Darden Group, on the one hand, and certain members of the FCPT Group, on the other hand, on or prior to the Distribution Date.
"Liabilities" means any and all debts, guarantees, liabilities, Liens, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
"Lien" means any pledge, claim, lien, mortgage, deed of trust, charge, restriction, control, easement, right of way, exception, reservation, lease, license, grant, covenant or condition, encumbrance or security interest of any kind or nature whatsoever.
"Listing Application" has the meaning set forth in Section 3.1(b).

"LongHorn San Antonio Business" means the restaurant operations related to the following six LongHorn Restaurants, identified by Darden internal restaurant entity number and location: #5360:5803 North Loop 1604 West, La Cantera, Texas 78249, #5364: 5706 West Loop 1604 North, Culebra, Texas 78251, #5367: 7833 Interstate 35 South, San Antonio, Texas 78224 #5381: 7439 San Pedro Ave, San Antonio, Texas 78216, #5384: 2963 Cold Spring Drive, New Braunfels, Texas 78130, and #5388: 22503 North US Highway 281 Building 2, San Antonio, Texas 78258.
"Nonqualifying Income" means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.
"NYSE" means the New York Stock Exchange.
"Offering Memorandum" means any offering memorandum or confidential information memorandum related to the Financing Arrangements.
"Parties" has the meaning set forth in the Preamble.
"Permitted Lien" means: (i) Liens securing Taxes, the payment of which is not delinquent, that may be paid without interest or penalties or the validity or amount of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) zoning laws, building codes, rights-of ways and other land use laws and ordinances applicable to the Assigned Assets that are not violated by the existing structures or present uses thereof or the transfer of the Assigned Assets; (iii) carriers', warehousemen's, materialmen's, workmen's, repairmen's and mechanics' liens, and other similar Liens arising or incurred in the ordinary course of business that secure payment of obligations arising in the ordinary course of business not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued; (iv) subleases; (v) easements, permits, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, not individually or in the aggregate materially interfering with the conduct of the FCPT Business, taken as a whole; and (vi) those mortgage liens set forth in Section 1.1(c) of the Disclosure Letter.
"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.
"Plan of Reorganization" means the plan of reorganization, dated the date hereof, by and between Darden and FCPT.
"Private Letter Ruling" has the meaning set forth in the Tax Matters Agreement.
"Qualifying Income" means gross income that is described in Section 856(c)(3) of the Code.
"Record Date" means ____________, 2015.

"Registration Statement" means the registration statement on Form 10 of FCPT with respect to the registration under the Exchange Act of the FCPT Common Stock, including any amendments or supplements thereto.
"REIT" means real estate investment trust, as such term is defined in Sections 856 through 860 of the Code.
"REIT Qualification Ruling" has the meaning set forth in Section 7.8(f).
"REIT Requirements" means the requirements imposed on REITs pursuant to Sections 856 through 860 of the Code.
"Release Document" has the meaning set forth in Section 7.8(f).
"Reorganization" has the meaning set forth in the Recitals.
"Representatives" has the meaning set forth in Section 8.2(a).
"Required Approvals" has the meaning set forth in Section 2.5(a).
"SEC" means the United States Securities and Exchange Commission.
"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.
"Special Damages" has the meaning set forth in Section 7.9.
"Subsidiary" means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
"Tax" has the meaning set forth in the Tax Matters Agreement.
“Tax Contest” has the meaning set forth in the Tax Matters Agreement.
"Tax Matters Agreement" means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit E, to be entered into by and among certain members of the Darden Group, on the one hand, and certain members of the FCPT Group, on the other hand, on or prior to the Distribution Date.
"Tax Opinion" has the meaning set forth in Section 3.1(c).

"Tax Return" has the meaning set forth in the Tax Matters Agreement.
"Third Party Claim" has the meaning set forth in Section 7.7(a).
"Transaction Agreements" means this Agreement, the Leases, the Guaranty, the Franchise Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Agreements.
"Transactions" means, collectively, (i) the Reorganization, (ii) the Distribution and (iii) all other transactions contemplated by this Agreement or any other Transaction Agreement.
"Transfer Agreements" means any contribution agreement or other document executed by Darden, FCPT or their applicable Affiliates or Subsidiaries in connection with the transactions contemplated by Section 2.1 and Section 2.4.
"Transition Services Agreement" means the Transition Services Agreement in substantially the form attached hereto as Exhibit F, to be entered into by and among certain members of the Darden Group, on the one hand, and certain members of the FCPT Group, on the other hand, on or prior to the Distribution Date.
ARTICLE II
THE REORGANIZATION
2.1    Transfer of Assets; Assumption of Liabilities.
(a)    Prior to the Distribution, Darden and FCPT shall, and shall cause their respective Subsidiaries to, complete the Reorganization in accordance with the Plan of Reorganization. As part of the Plan of Reorganization, and without limiting the other steps set forth in the Plan of Reorganization:
(i)    Darden shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to FCPT or certain Persons designated by FCPT who as of the Effective Time will be members of the FCPT Group, and FCPT or such Persons shall accept from Darden and its applicable Subsidiaries, to the extent not already owned by the FCPT Group, an amount in cash specified in the Plan of Reorganization and all of Darden's and such Subsidiaries' respective direct or indirect right, title and interest in and to all Assigned Assets free and clear of any Liens, except for Permitted Liens or Liens to arise at the Effective Time pursuant to the Financing Arrangements;
(ii)    FCPT and certain Persons designated by FCPT who are or will become members of the FCPT Group shall accept and assume, to the extent the FCPT Group is not already liable therefor, all the Assumed Liabilities in accordance with their respective terms, regardless of when or where such Assumed Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Assumed Liabilities are asserted or determined (including any Assumed

Liabilities arising out of claims made by Darden's or FCPT's respective Subsidiaries or Affiliates against any member of the Darden Group or the FCPT Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Darden Group or the FCPT Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
(iii)    Darden and FCPT shall or shall cause their applicable respective Subsidiaries to execute one or more contribution agreements, pursuant to the terms of which, in the aggregate, Darden or its Subsidiaries shall transfer, directly or indirectly, to FCPT all of the equity of the entities to which the Assigned Assets and Assumed Liabilities have been transferred as contemplated in the foregoing Sections 2.1(a)(i) and (ii) and FCPT shall issue to Darden or its Subsidiaries, as specified in the applicable contribution agreement, the FCPT Common Stock.
(b)    In furtherance of the assignment, transfer, conveyance and delivery of the Assigned Assets and the assumption of the Assumed Liabilities in accordance with Section 2.1(a)(i) and (ii) and the issuance by FCPT to Darden and its Subsidiaries of the FCPT Common Stock, (i) Darden shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such additional bills of sale, quitclaim deeds, stock or equity powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment and other documents as and to the extent deemed by FCPT to be reasonably necessary to evidence the transfer, conveyance and assignment of the Assigned Assets to FCPT and its Subsidiaries, and (ii) FCPT shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such additional assumptions of contracts and other instruments of assumption, additional bills of sale, quitclaim deeds, stock or equity powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment and other documents as and to the extent deemed by Darden to be reasonably necessary to evidence the valid and effective assumption of the Assumed Liabilities by FCPT and its Subsidiaries and the issuance by FCPT to Darden of the FCPT Common Stock.
(c)    If at any time or from time to time (whether prior to or after the Effective Time), any Party (or any member of such Party's respective Group), shall receive or otherwise possess any Asset or Liability that is allocated to any other Person pursuant to this Agreement or any other Transaction Agreement, such Party shall, as applicable, promptly transfer or accept, or cause to be transferred or accepted, such Asset or Liability, as the case may be, to the Person entitled to such Asset or responsible for such Liability, as the case may be. Prior to any such transfer, the Person receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.
(d)    FCPT, on its own behalf and on behalf of each other member of the FCPT Group, hereby waives compliance by each and every member of the Darden Group with the requirements and provisions of any "bulk-sale" or "bulk-transfer" Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assigned Assets to any member of the FCPT Group.
2.2    Assigned Assets.
(a)    For purposes of this Agreement, "Assigned Assets" shall mean (without duplication) except as otherwise expressly provided in this Agreement or any other Transaction Agreement (including the Tax Matters Agreement):
(i)    all issued and outstanding capital stock of, or other equity interests in, the FCPT Subsidiaries;
(ii)    all assets of the FCPT Subsidiaries as of the Effective Time;
(iii)    all Assigned Contracts; and
(iv)    any and all Assets owned or held immediately prior to the Effective Time by Darden or any of its Subsidiaries that are used primarily in, or that primarily relate to, the FCPT Business, including those listed in Section 2.2(a) of the Disclosure Letter;
but shall not include any Excluded Assets.
(b)    For the purposes of this Agreement, "Excluded Assets" shall mean (without duplication), (i) any and all Assets of the Darden Group as of the Effective Time that are not expressly contemplated by this Agreement to be Assigned Assets and (ii) those Assets listed or described in Section 2.2(b) of the Disclosure Letter.
2.3    Assumed Liabilities.
(a)    For the purposes of this Agreement, "Assumed Liabilities" shall mean (without duplication):
(i)    all Liabilities, including Permitted Liens, to the extent relating to, arising out of or resulting from any Assigned Assets, whether arising before, at or after the Effective Time; and
(ii)    those Liabilities set forth on in Section 2.3(a) of the Disclosure Letter;
but shall not include any Excluded Liabilities.
(b)    For the purposes of this Agreement, "Excluded Liabilities" shall mean (without duplication), (i) any and all Liabilities of Darden and its Subsidiaries as of the Effective Time that are not expressly contemplated by this Agreement to be Assumed Liabilities, and (ii) those Liabilities listed or described in Section 2.3(b) of the Disclosure Letter.

2.4    Transfer of Assets and Assumption of Liabilities from and after the Effective Time.
(a)    To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the FCPT Group at the Effective Time or is owned or held by a member of the FCPT Group after the Effective Time, and to the extent any Assigned Asset has not been transferred or assigned to, or any Assumed Liability has not been assumed by, a member of the FCPT Group at the Effective Time or is owned or held by a member of the Darden Group after the Effective Time, from and after the Effective Time:
(i)    FCPT or Darden, as applicable, shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to the other Party or certain of its Subsidiaries designated by such Party, and FCPT or Darden, or such Subsidiaries, as applicable, shall accept from Darden or FCPT and such applicable Subsidiaries, such Assets of Darden or FCPT; and
(ii)    Darden or FCPT, as applicable, or certain Subsidiaries of Darden or FCPT designated by such Party, shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Liabilities of Darden or FCPT in accordance with their respective terms.
(b)    In furtherance of the assignment, transfer, conveyance and delivery of Assets and the assumption of Liabilities set forth in this Section 2.4, and without any additional consideration therefor: (A) the applicable Party shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock or equity powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party's and its Subsidiaries' right and interest in and to the applicable Assets to the other Party and its Subsidiaries, and (B) the applicable Party shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the applicable Liabilities by such Party.
2.5    Approvals and Notifications.
(a)    To the extent that the transfer or assignment of any Assigned Asset, the assumption of any Assumed Liability, the Reorganization or the Distribution requires any Approvals or Notifications (the "Required Approvals"), the Parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in any of the other Transaction Agreement, neither Darden nor FCPT shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(b)    If and to the extent that it is mutually determined by the Parties prior to the Distribution Date that any Required Approvals cannot be obtained or that the transfer or assignment of any Assets or assumption of any Liabilities would be violative, in any material respect, of an applicable Law notwithstanding the receipt of the Required Approvals then, unless the Parties mutually shall otherwise determine, the transfer or assignment of such Assets or the assumption of such Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all necessary Approvals or Notifications have been obtained or made and all violations of Law have been resolved; provided, however, that if such Approvals or Notifications are not obtained or made or such violations of Law are not resolved, in each case by the second (2nd) anniversary of the Distribution Date, then, unless the Parties mutually shall otherwise determine, all Assets and Liabilities that are held by any member of the Darden Group or the FCPT Group, as the case may be, will be retained by such Party indefinitely, and the Parties shall execute mutually acceptable documentation to such effect in accordance with applicable Law.
(c)    If any transfer or assignment of any Assigned Asset or any assumption of any Assumed Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.5(b) or for any other reason, then the Parties shall use commercially reasonable efforts to effect such transfer, assignment or assumption as promptly following the Distribution Date as shall be practicable. The member of the Darden Group retaining such Assigned Asset or such Assumed Liability, as the case may be, shall thereafter hold such Assigned Asset or Assumed Liability, as the case may be, for the use and benefit of the member of the FCPT Group entitled thereto (at the expense of the member of the FCPT Group entitled thereto) until such Assigned Asset or Assumed Liability is transferred to a member of the FCPT Group or until such Assigned Asset or Assumed Liability is retained by the member of the Darden Group pursuant to Section 2.5(b), whichever is sooner, and FCPT shall, or shall cause the applicable member of the FCPT Group to, pay or reimburse the Party retaining such Assumed Liability for all amounts paid or incurred in connection with the retention of such liability. In addition, for such period, the member of the Darden Group retaining such Assigned Asset or such Assumed Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Assigned Asset or Assumed Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the FCPT Group to whom such Assigned Asset is to be transferred or assigned, or which will assume such Assumed Liability, as the case may be (including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assigned Asset or Assumed Liability), in order to place such member of the FCPT Group in a substantially similar position as if such Assigned Asset or Assumed Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Assigned Asset or Assumed Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Assigned Asset or Assumed Liability, as the case may be, is to inure from and after the Effective Time to the FCPT Group. In furtherance of the foregoing, the Parties agree that, as of the Distribution Date, each member of the FCPT Group shall be deemed to have acquired complete and sole beneficial ownership over all of the Assigned Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Assumed Liabilities, and all duties, obligations and responsibilities incident thereto, which such member is entitled to acquire or required to assume pursuant to the terms of this Agreement.
(d)    With respect to Assigned Assets or Assigned Liabilities described in Section 2.5(c), each of Darden and FCPT shall, and shall cause the members of its respective Group to, (i) treat for all income Tax purposes, (A) any Assigned Asset retained by the Darden Group as having been transferred to and owned by the member of the FCPT Group entitled to such Assigned Asset not later than the Distribution Date and (B) any Assigned Liability retained by the Darden Group as a liability having been assumed and owned by the member of the FCPT Group intended to be subject to such Assumed Liabilities not later than the Distribution Date and (ii) neither report nor take any income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to income Taxes).
(e)    If and when the Approvals or Notifications the absence of which caused the deferral of transfer or assignment of any Assigned Asset or the deferral of assumption of any Assumed Liability pursuant to Section 2.5(b) are obtained or made, and, if and when any other violation of Law contemplated in Section 2.5(b) has been resolved, the transfer or assignment of the applicable Assigned Asset or the assumption of the applicable Assumed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Agreement.
(f)    Any member of the Darden Group retaining an Assigned Asset or Assumed Liability due to the deferral of the transfer or assignment of such Assigned Asset or the deferral of the assumption of such Assumed Liability, as the case may be, shall not be obligated, in connection with the foregoing, unless the Parties have executed documentation providing for such asset or liability to be retained by such Party pursuant to Section 2.5(b), to expend any money unless the necessary funds are advanced (or otherwise made available) by FCPT or the member of the FCPT Group entitled to the Assigned Asset or Assumed Liability, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by FCPT or the member of the FCPT Group entitled to such Assigned Asset or Assumed Liability.
(g)    To the extent any Assigned Asset intended to be subject to the Leases is retained by a member of the Darden Group pursuant to Section 2.5(b), the rent payable under the Leases and the other obligations of the tenant and the landlord under the Leases with respect to such Assigned Asset shall not be impacted by the retention of such Assigned Asset by a member of the Darden Group (and such rent and other obligations shall be determined as if such Assigned Asset had been transferred or assigned to FCPT or a member of the FCPT Group).
2.6    Responsibility for Assumed Liabilities Retained by Darden. If Darden or FCPT is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release required to transfer an Assumed Liability to a member or members of the FCPT Group, then until the second (2nd) anniversary of the Effective Time, the applicable member of the Darden Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, FCPT shall, as agent or subcontractor for such member of the Darden Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Darden Group that constitute Assumed Liabilities, as the case may be, thereunder from and after the Effective Time. FCPT shall indemnify each Darden Indemnified Party, and hold each of them harmless, against any Liabilities arising in connection therewith; provided, that pursuant hereto FCPT shall have no obligation to indemnify any Darden Indemnified Party that has engaged in any knowing and intentional violation of Law, breach of contract, tort, fraud or misrepresentation in connection therewith. Darden shall cause each member of the Darden Group without further consideration, to pay and remit, or cause to be paid or remitted, to FCPT, promptly all money, rights and other consideration received by it or any member of the Darden Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, Darden shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Darden Group to FCPT without payment of further consideration and FCPT shall, without the payment of any further consideration, assume such obligations in accordance with the terms of this Agreement and/or the applicable Transaction Agreement.
ARTICLE III
THE DISTRIBUTION
3.1    Actions Prior to the Distribution. Prior to the Distribution, the following shall occur:
(a)    Securities Filings. The Parties have caused the Registration Statement to be prepared and filed with the SEC and to become effective prior to or contemporaneously with the date of this Agreement. The Parties shall cooperate to either cause the Information Statement to be mailed to the holders of record of the Darden Common Stock as of the Record Date or post the Information Statement online and cause a notice of availability thereof to be mailed to the holders of record of Darden Common Stock as of the Record Date. The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby. The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or "blue sky" Laws in connection with the Transactions.
(b)    Listing. Prior to the date of this Agreement, the Parties have caused an application for the listing on the NYSE, of the FCPT Common Stock that will be distributed to the holders of Darden Common Stock in the Distribution (the "Listing Application") to be prepared and filed. The Parties shall use commercially reasonable efforts to have the Listing Application approved, subject to official notice of issuance, as soon as reasonably practicable following the date of this Agreement. Darden shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(c)    Distribution Agent. Darden shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(d)    Transaction Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the Transaction Agreements and such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable in connection with the Transactions.
(e)    Governance Matters. On or prior to the Distribution Date, the Parties shall take all necessary actions to adopt the Articles of Amendment and Restatement of FCPT (the "Articles of Amendment and Restatement") and the Amended and Restated Bylaws of FCPT (the "Amended and Restated Bylaws"), each substantially in the forms filed by FCPT with the SEC as exhibits to the Registration Statement. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of FCPT will be as set forth in the Information Statement, with such changes as may be reasonably acceptable to Darden.
3.2    Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Darden, in whole or in part, in its sole discretion):
(a)    each of the other Transaction Agreements shall have been duly executed and delivered by the parties thereto;
(b)    the Reorganization shall have been completed in accordance with the Plan of Reorganization;
(c)    Darden shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance satisfactory to Darden, confirming, among other things, that the Reorganization and Distribution, together with certain related transactions, will qualify as tax-free to Darden, FCPT and holders of Darden Common Stock for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and 361 and related provisions of the Code (the "Tax Opinion");
(d)    the boards of directors of Darden and FCPT shall have received solvency and surplus opinions from an independent financial advisory firm in connection with the Transactions, each in such form and substance as it shall deem necessary, appropriate or advisable;
(e)    the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC, and the Information Statement shall have been mailed to holders of Darden Common Stock as of the Record Date or shall have been posted online with a notice of the availability thereof having been mailed to the holders of record of Darden Common Stock as of the Record Date;
(f)    such registration statements on Form S-8 or post-effective amendments thereto as are necessary and appropriate to register the equity awards contemplated by the Registration Statement to be available for granting to directors and employees of FCPT and Darden shall have been filed with the SEC and shall have become effective;
(g)    all actions and filings necessary or appropriate under applicable federal, state or foreign securities or "blue sky" Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;
(h)    the FCPT Common Stock to be delivered in the Distribution shall have been accepted for listing on NYSE, subject to compliance with applicable listing requirements;
(i)    no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Reorganization, shall be threatened, pending or in effect;
(j)    all Required Approvals shall have been obtained and be in full force and effect;
(k)    FCPT shall have entered into the financing transactions described in the Registration Statement or the Information Statement and contemplated to occur on or prior to the Distribution Date (collectively, the "Financing Arrangements"), and any required consents or amendments under any instrument to which Darden is a party shall have become effective and shall be in full force and effect,
(l)    FCPT shall have transferred to Darden or the applicable member of the Darden Group, no later than immediately prior to the Distribution, as contemplated by the Plan of Reorganization, all of the stock of FCPT;
(m)    Darden and FCPT shall each have taken all necessary action that may be required to provide for the adoption by FCPT of the Articles of Amendment and Restatement and the Amended and Restated Bylaws, and FCPT shall have filed the Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation;
(n)    at or prior to the Effective Time, Darden and FCPT shall have taken all actions as may be necessary to approve the stock-based employee benefit plans of FCPT in order to satisfy the applicable rules and regulations of NYSE; and
(o)    no other condition shall fail to be satisfied and no event or development shall have occurred or exist that, in the judgment of the board of directors of Darden, in its sole discretion, makes it inadvisable to effect the Transactions.

Notwithstanding Section 3.1(d) or any other provision hereof, each of the foregoing conditions is for the sole benefit of Darden and shall not give rise to or create any duty on the part of Darden or its board of directors to waive or not to waive any such condition or to effect the Reorganization and the Distribution, or in any way limit Darden's rights of termination set forth in this Agreement. Any determination made by Darden prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the Parties.
3.3    The Distribution.
(a)    Subject to the terms and conditions set forth in this Agreement, including Section 3.3(b), (i) on or prior to the Distribution Date, Darden shall deliver to the Distribution Agent for the benefit of holders of record of Darden Common Stock on the Record Date book-entry transfer authorizations for such number of the issued and outstanding shares of FCPT Common Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Effective Time, and (iii) Darden shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Effective Time, to each holder of record of Darden Common Stock as of the Record Date, by means of a pro rata distribution, (x) one (1) share of FCPT Common Stock for every three (3) shares of Darden Common Stock so held, and (x) cash, if applicable, in lieu of fractional shares, in an amount determined in accordance with Section 4.1(b) hereof. Following the Distribution Date, FCPT agrees to provide all book-entry transfer authorizations for shares of FCPT Common Stock that Darden or the Distribution Agent shall require in order to effect the Distribution.
(b)    Notwithstanding anything herein to the contrary, no fractional shares of FCPT Common Stock shall be distributed in connection with the Distribution, and any such fractional share interests to which a holder of Darden Common Stock would otherwise be entitled shall not entitle such holder to vote or to any other rights as a stockholder of FCPT. In lieu of any such fractional shares, each holder of Darden Common Stock who, but for the provisions of this section, would be entitled to receive a fractional share interest of FCPT Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. Darden will direct the Distribution Agent to determine the number of whole shares and fractional shares of FCPT allocable to each holder of Darden Common Stock, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each holder of Darden Common Stock who otherwise would be entitled to receive fractional share interests and to distribute to each such holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Distribution Agent. None of Darden, FCPT or the Distribution Agent shall guarantee any minimum sale price for the fractional shares of FCPT Common Stock. Neither Darden nor FCPT shall pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Darden or FCPT.
(c)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, DARDEN SHALL, IN ITS SOLE AND ABSOLUTE DISCRETION, DETERMINE THE DISTRIBUTION DATE AND ALL TERMS OF THE DISTRIBUTION, INCLUDING THE FORM, STRUCTURE AND TERMS OF ANY TRANSACTIONS AND/OR OFFERINGS TO EFFECT THE DISTRIBUTION AND THE TIMING OF AND CONDITIONS TO THE CONSUMMATION THEREOF. IN ADDITION, EVEN IF ALL OF THE CONDITIONS HAVE BEEN SATISFIED, THIS AGREEMENT MAY BE AMENDED, MODIFIED, ABANDONED OR OTHERWISE TERMINATED AT ANY TIME PRIOR TO THE EFFECTIVE TIME BY DARDEN, WITHOUT THE PRIOR APPROVAL OF ANY OTHER PERSON, INCLUDING FCPT, IF THE BOARD OF DIRECTORS OF DARDEN DETERMINES, IN ITS SOLE AND ABSOLUTE DISCRETION, THAT THE TRANSACTIONS ARE NOT IN THE BEST INTERESTS OF DARDEN AND ITS STOCKHOLDERS OR THAT MARKET CONDITIONS OR OTHER CIRCUMSTANCES ARE SUCH THAT THE TRANSACTIONS ARE NO LONGER ADVISABLE AT THAT TIME.
(d)    The Parties agree that this Agreement constitutes a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
ARTICLE IV
ACCESS TO INFORMATION
4.1    Agreement for Exchange of Information. After the Effective Time (or such earlier time as the Parties may agree) and until the seventh (7th) anniversary of the date of this Agreement, each of Darden and FCPT, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
4.2    Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 4.1 shall be deemed to remain the property of the providing Party, except where such Information is an Asset of the requesting Party pursuant to the provisions of this Agreement or any other Transaction Agreement. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.
4.3    Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs and expenses, if any of creating, gathering and copying such Information to the extent that such costs are incurred in connection with such other Party's provision of Information in response to the requesting Party.
4.4    Record Retention.
(a)    To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of Darden in effect at the Effective Time (including any Information that is subject to a "Litigation Hold" issued by any Party prior to the Distribution Date) or such other policies or practices as may be reasonably adopted by the appropriate Party after the Effective Time.
(b)    Except in accordance with its, or its applicable Subsidiaries', policies and ordinary course practices, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such Party or its applicable Subsidiaries; in furtherance of the foregoing, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.
(c)    In the event of any Party's or any of its Subsidiaries' inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other Party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party's inability to produce Information caused by such inadvertent failure and, notwithstanding Sections 7.2 and 7.3, shall not be liable to such other Party for any other Liabilities.
4.5    Liability. No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information.
4.6    Other Agreements Providing for Exchange of Information.
(a)    The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any other Transaction Agreement.
(b)    Any Party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either destroy such Information or return it to the providing Party and (ii) deliver to the providing Party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by an officer of the requesting Party holding the title of vice president or above.
(c)    When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Agreement or is no longer required to be retained by applicable Law, the receiving Party will promptly after request of the other Party either return to the other Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
4.7    Production of Witnesses; Records; Cooperation.
(a)    After the Effective Time, except in the case of an adversarial Action by one Party against another Party, each Party hereto shall use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.
(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be. The Indemnifying Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.
(c)    For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the Parties' rights and obligations under Section 4.1.
4.8    Privileged Matters.
(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Darden Group and the FCPT Group, and that each of the members of the Darden Group and the FCPT Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.
(b)    The Parties agree as follows:
(i)    Darden shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Darden Business and not to the FCPT Business, whether or not the privileged Information is in the possession or under the control of any member of the Darden Group or any member of the FCPT Group. Darden shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Darden Group or any member of the FCPT Group; and
(ii)    FCPT shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the FCPT Business and not to the Darden Business, whether or not the privileged Information is in the possession or under the control of any member of the FCPT Group or any member of the Darden Group. FCPT shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Assumed Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the FCPT Group or any member of the Darden Group.
(c)    Subject to the restrictions set forth in this Section 4.8, the Parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve both the Darden Group and the FCPT Group and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.
(d)    In the event of any Actions between Darden and FCPT, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party's Group has a shared privilege, without obtaining consent pursuant to Section 4.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.
(e)    If any dispute arises between Darden and FCPT, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the Darden Group or the FCPT Group, each Party agrees that it shall (i)

negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. Further, each Party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.
(f)    In furtherance of the Parties' agreement under this Section 4.8, Darden and FCPT shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF DARDEN
Except as disclosed in any form, statement, document, schedule or report, together with any amendments thereto and exhibits or other information incorporated therein, filed with or furnished to the SEC by Darden and publicly available on the EDGAR system prior to the date of this Agreement (excluding any disclosures set forth in any section thereof entitled "Risk Factors" or "Forward-Looking Statements" or any other disclosures included therein to the extent that they are predictive or forward-looking in nature), Darden hereby represents and warrants to FCPT as follows:
5.1    Organization and Authority. Darden is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Darden has all corporate power and authority to enter into this Agreement and the other Transaction Agreements and to carry out the Transactions, and to own, lease or operate its property and to carry on its business as presently conducted. Except as would not reasonably be expected to result in a material adverse effect on the FCPT Business taken as a whole or on Darden’s ability to carry out the Transactions, to the extent required under applicable Law, Darden is qualified to do business and in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.
5.2    Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Darden has been duly and validly authorized by all necessary action of Darden. This Agreement and the other Transaction Agreements constitute the legal, valid and binding obligations of Darden, enforceable against Darden in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Law relating to creditors' rights and general principles of equity.
5.3    Consents and Approvals. Except as set forth in Section 5.3 of the Disclosure Letter or as have been obtained or made prior to the date of this Agreement, no material Approval or Notification is required to be obtained from or made to any Governmental Authority or third party by Darden in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements or the consummation of the Transactions.

5.4    No Violation. None of the execution, delivery or performance of this Agreement and the other Transaction Agreements, or the consummation of the Transactions does or will, with or without the giving of notice, lapse of time, or both, (a) conflict with the organizational documents of Darden, or (b) violate, conflict with, result in a material breach of, or constitute a material default under or give to others any right of termination, acceleration, cancelation or other right under (i) any material agreement, document or instrument to which Darden is a party or by which Darden (or its assets or properties) is bound or (ii) any term or provision of any judgment, order, writ, injunction or decree binding on Darden (or its assets or properties).
5.5    Litigation. Except as set forth in Section 5.5 of the Disclosure Letter or that relate to Excluded Liabilities, there is no material Action, litigation, claim or other proceeding, either judicial or administrative (including, without limitation, any governmental action or proceeding), pending or, to Darden's knowledge, threatened in the last twelve months, against Darden or its Subsidiaries with respect to any Assigned Asset or the FCPT Business. Darden and its Subsidiaries are not bound by any material outstanding order, writ, injunction or decree of any Governmental Authority against or affecting all or any portion of the Assigned Assets or the FCPT Business.
5.6    Solvency. Darden has been and will be solvent at all times prior to and immediately after giving effect to the Reorganization and the Distribution.
5.7    Ownership of Assigned Assets.
(a)    Darden or its Subsidiaries are, and as of immediately prior to the execution of the Transfer Agreements will be, the owner of the Assigned Assets and have the power and authority to transfer, sell, assign and convey to FCPT and its Subsidiaries the Assigned Assets free and clear of any Liens, except for Permitted Liens and Liens to arise at the Effective Time pursuant to the Financing Arrangements, and, upon delivery of the consideration for such Assigned Assets as provided in this Agreement, FCPT will, except for Permitted Liens or Liens to arise at the Effective Time pursuant to the Financing Arrangements or as set forth in Sections 1.1(a) and 2.2(b) of the Disclosure Letter, acquire good and valid title thereto, free and clear of any Liens. Except as provided for or contemplated by this Agreement, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (a) relating to the Assigned Assets or (b) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the Assigned Assets.

5.8    No Undisclosed Liabilities; Absence of Certain Changes or Events. No material liabilities or obligations (whether direct or indirect, accrued, contingent or otherwise) have been incurred with respect to the FCPT Business other than the Assumed Liabilities and such other liabilities and obligations as have been disclosed prior to the date hereof. Since June 1, 2015, there has not been any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to result in a material adverse effect on the FCPT Business taken as a whole.
5.9    Taxes. Darden or its Subsidiaries have filed all material Tax Returns and material reports required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) with respect to the Assigned Assets and the FCPT Business and all such returns and reports are accurate and complete in all material respects, and have paid (or had paid on their behalf) all material Taxes as required to be paid by them. No material deficiencies for any Taxes have been proposed, asserted or assessed against Darden or its Subsidiaries with respect to the Assigned Assets or the FCPT Business, and no material requests for waivers of the time to assess any such Taxes are pending. Except as set forth in Section 5.9 of the Disclosure Letter , no Tax audits are pending with respect to the Assigned Assets or the FCPT Business.
5.10    Compliance With Laws. The Assigned Assets have been maintained and operated, and on the date hereof are, in compliance in all material respects with all applicable Laws (including, without limitation, those currently relating to fire, life safety, health codes and sanitation, Americans with Disabilities Act, zoning and building laws) whether Federal, state or local, foreign, except for Environmental Laws which are addressed solely by Section 5.12.
5.11    Licenses and Permits. To Darden's knowledge, all material licenses, permits and certificates (including certificates of occupancy) required in connection with the ownership, construction, use, occupancy, management, leasing and operation of the Assigned Assets have been obtained, are, in all material respects, in full force and effect and in good standing.
5.12    Environmental Compliance. To Darden's knowledge, the Assigned Assets are currently being operated in compliance in all material respects with all applicable Environmental Laws and Environmental Permits. Darden has not received, and to Darden's knowledge none of its Subsidiaries has received, any written notice from any Governmental Authority or any other Person claiming that Darden or any of its Subsidiaries are in material violation of, or has any material liability under, any Environmental Law or Environmental Permit with respect to the Assigned Assets or the FCPT Business. To Darden's knowledge, there has been no spill or release of any Hazardous Materials that would reasonably be likely to result in any material claim under any Environmental Laws or Environmental Permit with respect to the Assigned Assets or the FCPT Business.
5.13    Exclusive Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN ANY OTHER TRANSACTION AGREEMENT, DARDEN AND ITS SUBSIDIARIES HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES TO FCPT, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING

ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN CONNECTION WITH THE ASSIGNED ASSETS, THE REORGANIZATION, THE DISTRIBUTION OR THE TRANSACTIONS. Except as expressly set forth in Article VI or in any other Transaction Agreement, Darden acknowledges that no representation or warranty has been made by FCPT or its Subsidiaries with respect to the legal and tax consequences of the Reorganization, the Distribution or any other aspect of the Transactions and that they have not relied upon any other such representation or warranty.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF FCPT
Except as disclosed in the Registration Statement or the Information Statement, together with any amendments thereto and exhibits or other information incorporated therein, filed with or furnished to the SEC by FCPT and publicly available on the EDGAR system prior to the date of this Agreement (excluding any disclosures set forth in any section thereof entitled "Risk Factors" or "Forward-Looking Statements" or any other disclosures included therein to the extent that they are predictive or forward-looking in nature), FCPT hereby represents and warrants to Darden as follows:
6.1    Organization and Authority. FCPT is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. FCPT has all corporate power and authority to enter into this Agreement and the other Transaction Agreements and to carry out the Transactions, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.
6.2    Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Agreements by FCPT has been duly and validly authorized by all necessary action of FCPT. This Agreement and the other Transaction Agreements constitute the legal, valid and binding obligations of FCPT, enforceable against FCPT in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Law relating to creditors' rights and general principles of equity.
6.3    Consents and Approvals. Except as shall have been satisfied on or prior to the Effective Time, no material consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Law is required to be obtained by FCPT in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements or the consummation of the Transactions.
6.4    No Violation. None of the execution, delivery or performance of this Agreement and the other Transaction Agreements, or the consummation of the Transactions, does or will, with or without the giving of notice, lapse of time, or both, (a) conflict with the organizational documents of FCPT, or (b) violate, conflict with, result in a material breach of, or constitute a material default under or give to others any right of termination, acceleration, cancelation or other right under (i) any material agreement, document or instrument to which FCPT is a party or by which FCPT (or its assets or properties) is bound or (ii) any term or provision of any judgment, order, writ, injunction, or decree binding on FCPT (or its assets or properties).
6.5    Validity of FCPT Common Stock. The shares of FCPT Common Stock to be issued to Darden and its Subsidiaries pursuant to this Agreement have been duly authorized by FCPT and, when issued against the consideration therefor, will be validly issued by FCPT, fully paid and non-assessable, and free and clear of all preemptive rights and Liens created by FCPT.
6.6    Litigation. There are no actions, suits or proceedings pending or, to FCPT's knowledge, threatened against FCPT that arise from, are based upon, or challenge the validity of this Agreement or the consummation of the Transactions or that seek to prevent the consummation of the Transactions and that, in each case, if adversely determined could adversely impact FCPT's ability to consummate the Transactions.
6.7    Solvency. FCPT has been and will be solvent at all times prior to and immediately after giving effect to the Distribution.
6.8    Limited Activities. FCPT and its Subsidiaries have not engaged in activities except in preparation for consummation of the Transactions, any have not incurred any material obligations except as contemplated by this Agreement.
6.9    Exclusive Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR IN ANY OTHER TRANSACTION AGREEMENT, FCPT AND ITS SUBSIDIARIES HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES TO DARDEN, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN CONNECTION WITH THE REORGANIZATION, THE DISTRIBUTION OR THE TRANSACTIONS. Except as expressly set forth in Article V or in any other Transaction Agreement,, FCPT acknowledges that no representation or warranty has been made by Darden or its Subsidiaries with respect to the Reorganization, the Distribution or any other aspect of the Transactions and that FCPT has not relied upon any other such representation or warranty.
ARTICLE VII
RELEASE AND INDEMNIFICATION
7.1    Release of Pre-Distribution Claims.
(a)    Except as provided in Section 7.1(c) or in any Transaction Agreement, effective as of the Effective Time, FCPT does hereby, for itself and each other member of the FCPT Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the FCPT Group (in each case, in their respective capacities as such) release and forever discharge Darden and the other members of the Darden Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Darden Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Transactions and all other activities to implement the Transactions.
(b)    Except as provided in Section 7.1(c), effective as of the Effective Time, Darden does hereby, for itself and each other member of the Darden Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the Darden Group (in each case, in their respective capacities as such), release and forever discharge FCPT, the other members of the FCPT Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the FCPT Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Transactions and all other activities to implement the Transactions.
(c)    Nothing contained in Section 7.1(a) or Section 7.1(b) shall impair any right of any Person to enforce this Agreement or any other Transaction Agreement, in each case in accordance with its terms. In addition, nothing contained in Section 7.1(a) or Section 7.1(b) shall release any member of a Group from:
(i)    any Liability, contingent or otherwise, assumed by, or allocated to, such Person (or the Group of which such Person is a member) in accordance with this Agreement or any other Transaction Agreement;
(ii)    any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any other Transaction Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of such other Transaction Agreements; or
(iii)    any Liability the release of which would result in the release of any Person other than an Indemnified Party; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnified Party with respect to such Liability.

Further, nothing contained in Section 7.1(a) shall release Darden from indemnifying any director, officer or employee of FCPT who was or is a director, officer or employee of Darden or any of its Affiliates, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was or is entitled to such indemnification pursuant to then existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Assumed Liability, FCPT shall indemnify Darden for such Liability (including Darden's costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VII.
(d)    FCPT shall not make, and shall not permit any member of the FCPT Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Darden or any member of the Darden Group, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a). Darden shall not, and shall not permit any member of the Darden Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against FCPT or any member of the FCPT Group, or any other Person released pursuant to Section 7.1(b), with respect to any Liabilities released pursuant to Section 7.1(b).
7.2    General Indemnification by FCPT. Except as provided in Section 7.6, FCPT shall, and shall cause the other members of the FCPT Group to, indemnify, defend and hold harmless each member of the Darden Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Darden Indemnified Parties"), from and against:
(i) any Assumed Liability, including the failure of any member of the FCPT Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time; and
(ii) any breach by any member of the FCPT Group of any covenant or other agreement (but not the inaccuracy of any representation or warranty) set forth in this Agreement or of any Transfer Agreement, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein;
in each case, without regard to when or where the loss, claim, accident, occurrence, event or happening giving rise to the Liability took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.
7.3    General Indemnification by Darden. Except as provided in Section 7.6, Darden shall indemnify, defend and hold harmless each member of the FCPT Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "FCPT Indemnified Parties"), from and against:
(i) any Excluded Liability, including the failure of any member of the Darden Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time; and
(ii) any breach by any member of the Darden Group of any covenant or other agreement (but not the inaccuracy of any representation or warranty) set forth in this Agreement or of any Transfer Agreement, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein;
in each case, without regard to when or where the loss, claim, accident, occurrence, event or happening giving rise to the Liability took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.
7.4    Disclosure Indemnification. FCPT agrees to indemnify and hold harmless the Darden Indemnified Parties from and against any and all Liabilities incurred by such Darden Indemnified Party arising out of or based upon any untrue statement or alleged untrue statement or omission of a material fact contained in any Disclosure Document, other than information that relates solely to the Darden Business. Darden agrees to indemnify and hold harmless the FCPT Indemnified Parties from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement or omission of a material fact contained in any Disclosure Document that relates solely to the Darden Business.
7.5    Contribution. If the indemnification provided for in this Article VII is unavailable to, or insufficient to hold harmless, an indemnified Party under Section 7.4 hereof in respect of any Liabilities referred to therein, then each indemnifying Party shall contribute to the amount paid or payable by such indemnified Party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying Party and the indemnified Party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations. The relative fault of such indemnifying Party and indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement or omission of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying Party or indemnified Party, and the Parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. For the purposes of this Section 7.5, the information relating to Darden after the Effective Time set forth in the Registration Statement, Information Statement or Offering Memorandum shall be the only "information supplied by" Darden and all other information shall be deemed "information supplied by" FCPT.

7.6    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    Any Liability subject to indemnification or contribution pursuant to this Article VII will be net of Insurance Proceeds that actually reduce the amount of the Liability or Loss, as applicable. Accordingly, the amount which any Party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification under this Article VII (an "Indemnified Party") will be reduced by any Insurance Proceeds (net of expenses related to recovery of such Insurance Proceeds) theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability, as applicable. If an Indemnified Party receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.
(b)    An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VII; provided, that the Indemnified Party's inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party's obligations hereunder.
7.7    Procedures for Indemnification of Third Party Claims.
(a)    If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Darden Group or the FCPT Group has asserted any claim or commenced any Action (collectively, a "Third Party Claim") that may implicate an Indemnifying Party's obligation to indemnify pursuant to Sections 7.2, 7.3 or 7.4, or any other Section of this Agreement or any other Transaction Agreement, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 7.7(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party's failure to provide notice in accordance with this Section 7.7(a).
(b)    Subject to this Section 7.7(b) and Section 7.7(c), an Indemnifying Party may elect to control the defense of (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 7.7(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the

Indemnifying Party will assume responsibility for defending the Third Party Claim and shall specify any reservations or exceptions to its defense. After receiving notice of an Indemnifying Party's election to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its own counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, information and materials in such Indemnified Party's possession or under such Indemnified Party's control relating thereto as are reasonably required by the Indemnifying Party. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.
(c)    Notwithstanding Section 7.7(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest (whether legal, business or otherwise) if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.
(d)    If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 7.7(b), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all witnesses, information and materials in such Indemnifying Party's possession or under such Indemnifying Party's control relating thereto as are reasonably required by the Indemnified Party.
(e)    Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, in the event that the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after the receipt of notice from the Indemnified Party as provided in Section 7.7(b), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole discretion. Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim for which the Indemnified Party is seeking or may seek indemnity pursuant to this Section 7.7 unless such judgment or settlement is solely for monetary damages, does not impose any expense or obligation on the Indemnified Party, does not involve any finding or determination of wrongdoing or violation of law by the Indemnified Party and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third Party Claim.
7.8    Additional Matters.
(a)    Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VII shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder and (iii) any termination of this Agreement.
(b)    Any claim for indemnification under this Agreement which does not result from a Third Party Claim shall be asserted promptly after discovery thereof by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Agreements without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)    If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(d)    In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.
(e)    For all Tax purposes other than for purposes of Section 355(g) of the Code, Darden and FCPT agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Darden to FCPT or a distribution by FCPT to Darden, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.
(f)    Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for FCPT determine that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to FCPT, the amount paid to FCPT pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to FCPT in such year without causing FCPT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to FCPT. If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which Darden would otherwise be obligated to pay to FCPT pursuant to this Agreement (the "Expense Amount"), then: (1) Darden shall place the Expense Amount into an escrow account (the "Escrow Account") using an escrow agent and agreement reasonably acceptable to FCPT (which shall include that (i) the amount in the escrow account shall be treated as the property of Darden, unless it is released from such escrow account to FCPT, and (ii) all income earned upon the amount in the escrow account shall be treated as the property of Darden and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Darden whether or not said income has been distributed during such taxable year)and shall not release any portion thereof to FCPT, and FCPT shall not be entitled to any such amount, unless and until FCPT delivers to Darden, at the sole option of FCPT, (i) an opinion (an "Expense Amount Tax Opinion") of the REIT tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an "Expense Amount Accountant's Letter") from FCPT's independent accountants indicating the maximum portion of the expense amount that can be paid at that time to FCPT without causing FCPT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to FCPT indicating that the receipt of any Expense Amount hereunder will not cause FCPT to fail to satisfy the REIT Requirements (a "REIT Qualification Ruling" and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant's Letter, a "Release Document"); (2) FCPT any amount held in escrow pursuant to this Section 7.8(f) for ten years shall be released from such escrow to be used as determined by Darden in its sole and absolute discretion; and (3) FCPT shall bear all costs and expenses with respect to the escrow. Darden shall cooperate in good faith to amend this Section 7.8(f) at the reasonable request of FCPT in order to (i) maximize the portion of such payment that may be distributed to FCPT hereunder without causing FCPT to fail to meet the REIT Requirements, or (ii) assist FCPT in obtaining a Release Document as described in this Section 7.8(f). FCPT shall reimburse Darden for all reasonable costs and expenses of such cooperation.
7.9    Remedies Cumulative; Limitations of Liability. The rights provided in this Article VII shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither FCPT or its Affiliates, on the one hand, nor Darden or its Affiliates, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages or lost profits in excess of compensatory damages (collectively, "Special Damages") of the other arising in connection with the Transactions (provided, that any such liability with respect to a Third Party Claim shall be considered direct damages).
7.10    Survival of Indemnities. The rights and obligations of each of Darden and FCPT and their respective Indemnified Parties under this Article VII shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.
ARTICLE VIII
OTHER AGREEMENTS
8.1    Cooperation.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the Transactions.
(b)    At or prior to the Effective Time, Darden and FCPT in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each approve, authorize and ratify any actions that are reasonably necessary or desirable to be taken by Darden, FCPT or any of their respective Subsidiaries to effectuate the Transactions.
8.2    Confidentiality.
(a)    From and after the Effective Time, subject to Section 8.2(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Agreement, Darden shall not, and shall cause its Affiliates and their respective officers, directors, employees, and other agents and representatives, including attorneys, agents, consultants and other representatives of any Person providing financing (collectively, "Representatives"), not to, directly or indirectly, disclose, reveal, divulge, use or communicate to any Person any FCPT

Confidential Information other than (i) use of such information in connection with providing services under the Transition Services Agreement and (ii) disclosure to Representatives of Darden or of its Affiliates who reasonably need to know such information in providing services to any member of the FCPT Group. If any disclosures are made to any member of the Darden Group in connection with any services provided to a member of the FCPT Group under this Agreement or any other Transaction Agreement, then the FCPT Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. Darden shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the FCPT Confidential Information by any of its Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 8.2(a), any Information, material or documents relating to the FCPT Business currently or formerly conducted, or proposed to be conducted, by any member of the FCPT Group furnished to, or in possession of, any member of the Darden Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Darden, any member of the Darden Group, or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as "FCPT Confidential Information." FCPT Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Darden not otherwise permissible hereunder, (ii) Darden can demonstrate was or became available to Darden from a source other than FCPT or its Affiliates or (iii) is developed independently by Darden without reference to the FCPT Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Darden to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, FCPT or any member of the FCPT Group with respect to such information.
(b)    From and after the Effective Time, subject to Section 8.2(c) and except as contemplated by this Agreement or any other Transaction Agreement, FCPT shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge, use or communicate to any Person other than Representatives of such Party or of its Affiliates who reasonably need to know such information in providing services to Darden or any member of the Darden Group, any Darden Confidential Information. If any disclosures are made to any member of the FCPT Group in connection with any services provided to a member of the Darden Group under this Agreement or any other Transaction Agreement, then the Darden Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. The FCPT Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Darden Confidential Information by any of their Representatives as they use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 8.2(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by any member of the Darden Group furnished to, or in possession of, any member of the FCPT Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by FCPT, any member of the FCPT Group or their respective officers, directors and

Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as "Darden Confidential Information." Darden Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the FCPT Group not otherwise permissible hereunder, (ii) FCPT can demonstrate was or became available to FCPT from a source other than Darden and its Affiliates or (iii) is developed independently by such member of the FCPT Group without reference to the Darden Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by FCPT to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Darden or any member of the Darden Group with respect to such information.
(c)    If Darden or its Affiliates, on the one hand, or FCPT or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any FCPT Confidential Information or Darden Confidential Information, as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting Party's expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any FCPT Confidential Information or Darden Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.
(d)    Each of Darden and FCPT acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Distribution Date. Darden and FCPT each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Distribution Date between or among one (1) or more members of the applicable Party's Group and such third Persons to the extent disclosed to such Party.
8.3    Insurance Matters.
(a)    FCPT acknowledges and agrees, on its own behalf and on behalf of each of the FCPT Subsidiaries, that, from and after the Effective Time, neither FCPT nor any of the FCPT Subsidiaries shall have any rights to or under any of the Darden Group’s insurance policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of a member of the FCPT Group or as expressly provided in this Section 8.3.

(b)    From and after the Effective Time, with respect to any Assumed Liability (but not, for the avoidance of doubt, any Excluded Liability) incurred prior to the Effective Time, Darden shall provide FCPT with access to, and FCPT may make claims under insurance policies purchased by Darden if and to the extent that the terms of such policies provide such coverage to FCPT or the FCPT Subsidiaries, and subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles or self-insured retentions and other fees and expenses, and subject to the following additional conditions:
(i)    FCPT shall report claims under such policies directly to the applicable insurance company or its Third-Party Administrator (“TPA”) as applicable, as promptly as practicable, and shall provide a copy of all such claim reports to Darden, and if Darden disagrees with any matter covered in such claims reports, Darden may notify the applicable insurance company, and shall provide a copy of such communication to FCPT;
(ii)    FCPT shall exclusively bear and be responsible for (and Darden shall have no obligation to repay or reimburse FCPT or any of the FCPT Subsidiaries for) and pay the applicable insurers or TPA as required under the applicable insurance policies and TPA agreements for any and all costs as a result of having access to, or making claims under, any insurance provided pursuant to this Section 8.3(b), including any deductibles and self-insured retentions associated with such claims, retrospective, retroactive or prospective premium adjustments associated with the applicable insurance policies, catastrophic coverage charges, overhead, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance costs, other related costs and claim payments, relating to all open, closed, re-opened claims covered by the applicable policies, whether such claims are made by FCPT, its employees or third parties, and FCPT shall indemnify, hold harmless and reimburse the Darden Group for any deductibles and self-insured retentions incurred by the Darden Group to the extent resulting from any access to, any claims made by FCPT or any of the FCPT Subsidiaries under, any insurance provided pursuant to this Section 8.3(b), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by FCPT, any FCPT Subsidiary, their respective employees or third parties;
(iii)    FCPT shall exclusively bear (and Darden shall have no obligation to repay or reimburse FCPT or any of the FCPT Subsidiaries for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by FCPT or any of the FCPT Subsidiaries under the policies as provided for in this Section 8.3(b); and
(iv)    Neither FCPT nor any FCPT Subsidiary, in connection with making a claim under any insurance policy of the Darden Group pursuant to this Section 8.3(b), shall take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between any member of the Darden Group, on the one hand, and the applicable insurance company, on the other hand or (B) otherwise compromise, jeopardize or interfere with the rights of any member of the Darden Group under the applicable insurance policy.

At all times, the Parties shall, and shall cause their respective Subsidiaries to, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.
(c)    Any payments, costs and adjustments required pursuant to Section 8.3(b) shall be billed by Darden, on behalf of the Darden Group, to FCPT on a monthly basis and FCPT, on behalf of itself and the FCPT Subsidiaries, shall pay such payments, costs and adjustments to Darden within sixty (60) days from receipt of invoice. If Darden incurs costs to enforce FCPT’s obligations under this Section 8.3, FCPT agrees to indemnify Darden for such enforcement costs, including reasonable attorneys’ fees.
(d)    At the Effective Time, FCPT shall have in effect all insurance programs required to comply with FCPT’s statutory and contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to the FCPT Business. Such insurance programs include general liability, commercial auto liability, workers’ compensation, employers liability, product liability, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability, fiduciary liability and property insurance.
(e)    The Darden Group shall have no obligation to secure extended reporting for any claims under any of the Darden Group’s claims-made or occurrence-reported liability policies for any acts or omissions by FCPT or any FCPT Subsidiary incurred prior to the Effective Time.
(f)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of the Darden Group in respect of any of the Darden insurance policies and programs or any other contract or policy of insurance.
8.4    Allocation of Costs and Expenses. The FCPT Group shall pay (i) all lender fees and debt issuance costs in connection with the Financing Arrangements, and (ii) all costs and expenses incurred by the FCPT Group after the Distribution Date. The Darden Group shall pay all other costs and expenses arising out of or related to the Transactions.
8.5    Litigation; Cooperation.
(a)    Darden agrees that at all times from and after the Effective Time if a Third Party Claim with respect to Excluded Liabilities is commenced naming both Darden (or any member of the Darden Group), on the one hand, and FCPT (or any member of the FCPT Group), on the other hand, as defendants thereto, then Darden shall use its commercially reasonable efforts to cause FCPT (and any member of the FCPT Group) to be removed from such Third Party Claim; provided, that, if Darden is unable to cause FCPT (and any member of the FCPT Group) to be removed from such Third Party Claim, Darden, on the one hand, and FCPT, on the other hand, shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(b)    FCPT agrees that at all times from and after the Effective Time if a Third Party Claim with respect to Assumed Liabilities is commenced naming both Darden (or any member of the Darden Group), on the one hand, and FCPT (or any member of the FCPT Group), on the other hand, as defendants thereto, then FCPT shall use its commercially reasonable efforts to cause Darden (and any member of the Darden Group) to be removed from such Third Party Claim; provided, that, if FCPT is unable to cause Darden (and any member of the Darden Group) to be removed from such Third Party Claim, Darden, on the one hand, and FCPT, on the other hand, shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.
(c)    The Parties agree that at all times from and after the Effective Time if a Third Party Claim that is with respect to both Assumed Liabilities and Excluded Liabilities is commenced naming both Darden (or any member of the Darden Group), on the one hand, and FCPT (or any member of the FCPT Group), on the other hand, as defendants thereto, then Darden, on the one hand, and FCPT, on the other hand, shall cooperate fully with each other, maintain a joint defense (in a manner that would preserve for both the Darden Group and the FCPT Group any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.
8.6    Transaction Agreements. As contemplated in Article III, the Darden Group, on the one hand, and the FCPT Group, on the other hand, will enter into the other Transaction Agreements on or prior to the Distribution Date. In the event of any conflict between the provisions of this Agreement and the provisions of such other Transaction Agreements, the provisions of such other Transaction Agreements shall control.
8.7    Agreements Among FCPT and its Subsidiaries. FCPT and its certain of its Subsidiaries shall enter into an employee and cost sharing agreement contemporaneous with the Distribution on the Distribution Date in such form as FCPT and such Subsidiaries shall deem to be necessary, appropriate or advisable.
ARTICLE IX
MISCELLANEOUS
9.1    No Survival of Representations and Warranties; Survival of Covenants. The representations and warranties of the Parties set forth in this Agreement shall not survive the Effective Time, and shall cease to have any force or effect immediately upon the Effective Time. Except as expressly set forth in any other Transaction Agreement, the covenants and other agreements contained in this Agreement and each other Transaction Agreement, and liability for the breach of any obligations thereunder, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect in accordance with their terms.
9.2    Governing Law; Jurisdiction. This Agreement and, unless expressly provided therein, each other Transaction Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of Laws principles of the State of Delaware.  In addition, with respect to this Agreement and, unless otherwise expressly provided therein, the other Transaction Agreements, the Parties agree that any legal action or proceeding shall be brought and determined exclusively in the Court of Chancery of the State of Delaware; provided that if such court does not have subject matter jurisdiction over any dispute, then such dispute shall be brought in any other a state or federal court located within the County of New Castle in the State of Delaware. In any such action, THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY.
9.3    Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other Parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
9.4    Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):
If to Darden or a member of the Darden Group, to:
c/o Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837
Attention:    Chief Executive Officer
Chief Financial Officer

with copies to:
Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention:    Stuart G. Stein, Esq.
and

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:    Joseph A. Coco, Esq.
Allison Land, Esq.
if to FCPT:

Four Corners Property Trust, Inc.

Attention:    Chief Executive Officer

9.5    Termination. Notwithstanding any provision to the contrary, this Agreement may, even if all of the conditions have been satisfied, be terminated and the Transactions abandoned at any time prior to the Effective Time by Darden, without the prior approval of any other Person, including FCPT, if the board of directors of Darden determines, in its sole and absolute discretion, that the Transactions are not in the best interests of Darden and its stockholders or that market conditions or other circumstances are such that the Transactions are no longer advisable at that time. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.
9.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
9.7    Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Exhibits hereto and, to the extent referred to herein, the other Transaction Agreements) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.
9.8    Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto. Except as provided in Article VII with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.9    Public Announcements. From and after the Effective Time, the Parties agree that they shall make no public statement that would be inconsistent with any of the representations or assumptions underlying the Private Letter Ruling or the Tax Opinion, or that would otherwise in any manner compromise or undermine the tax treatment of any of the Transactions without the prior written consent of the other Parties, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
9.10    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or such applicable Transaction Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be inadequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.
9.11    Amendment. Notwithstanding any provision to the contrary, this Agreement may, even if all of the conditions have been satisfied, this Agreement may be amended or modified at any time prior to the Effective Time by Darden, without the prior approval of any other Person, including FCPT, if the board of directors of Darden determines, in its sole and absolute discretion, that the Transactions are not in the best interests of Darden and its stockholders or that market conditions or other circumstances are such that the Transactions are no longer advisable at that time. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
9.12    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause and Exhibit are references to the Articles, Sections, paragraphs, clauses and Exhibits of this Agreement unless otherwise specified, (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement, including the Exhibits hereto, (iv) references to "$" shall mean U.S. dollars, (v) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation," unless otherwise specified, (vi) the word "or" shall not be exclusive, (vii) references to "written" or "in writing" include in electronic form, (viii) provisions shall apply, when appropriate, to successive events and transactions, (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (x) the Parties have each participated in the negotiation and drafting of this Agreement and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xi) a reference to any Person includes such Person's successors and permitted assigns.
9.13    Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Separation and Distribution Agreement to be executed on the date first written above by their respective duly authorized officers.

DARDEN RESTAURANTS, INC.

By:
Name:
Title:

FOUR CORNERS PROPERTY TRUST, INC.

By:
Name:
Title:

EXHIBIT A THROUGH F

See exhibits to Registration Statement.

1